Exhibit 99.2




FelCor Prices Sale of Four Million Shares of Convertible Preferred Stock


IRVING, Texas, March 31 /PRNewswire-FirstCall/ -- FelCor Lodging Trust Incorporated (NYSE: FCH), the nation's second largest hotel real estate investment trust (REIT), today announced that it has entered into an underwriting agreement to issue 4,000,000 shares of its $1.95 Series A Cumulative Convertible Preferred Stock. The shares are initially being offered at a price of $23.79, which includes accrued dividends of $0.51 per share through April 5, 2004, the expected closing date of the offering. The underwriters have also been granted a 30-day option to purchase an additional 600,000 shares of the Series A preferred stock, to cover over-allotments, at a price of $23.28, plus accrued dividends to the date of issuance. The proceeds will be used for general corporate purposes, which may include investments in existing or additional hotel assets, the retirement of debt and/or additional liquidity.


The shares are an add-on to FelCor's existing $1.95 Series A Cumulative Convertible Preferred Stock, which is listed on the New York Stock Exchange under the symbol "FCHPRA." The Series A preferred stock may be converted, at the option of the holder, into shares of FelCor's common stock at a conversion price of $32.25 per share of common stock (equivalent to a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock), subject to adjustment in certain circumstances. If FelCor's common stock trades at or above the conversion price of $32.25 for a specified period of time, FelCor may redeem the Series A preferred stock, in whole or in part, for shares of common stock at the conversion rate of 0.7752 shares of common stock or for cash in an amount equal to the aggregate market value of such number of shares of common stock.


Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc. acted as Joint Lead Managers and Joint Bookrunners, with Deutsche Bank Securities Inc. and Legg Mason Wood Walker, Incorporated acting as Co-Managers.


"We are pleased with this offering of preferred stock with an effective yield of 8.375%. This issuance strengthens our balance sheet," said Richard J. O'Brien, FelCor's Executive Vice President and Chief Financial Officer.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Offers of the securities will be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained from the offices of Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013.


FelCor is the nation's second largest hotel REIT and the largest owner of full service, all-suite hotels. FelCor's consolidated portfolio is comprised of 158 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all- suite hotels, and is the owner of the largest number of Embassy Suites Hotels(R) and Doubletree Guest Suites(R) hotels in the U.S. FelCor's portfolio also includes 75 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on the Company's Web site at www.felcor.com .


With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the timing and magnitude of any recovery from the current recession, future acts of terrorism, the availability of capital, and numerous other factors may affect future results, performance and achievements. These risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission.


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Although  we  believe  our  current  expectations  to be based  upon  reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.


SOURCE FelCor Lodging Trust Incorporated


/CONTACT: Richard J. O'Brien, Executive Vice President and CFO, +1-972-444-4932, or robrien@felcor.com , or Monica L. Hildebrand, Vice President of Communications, +1-972-444-4917, or mhildebrand@felcor.com , or Stephen A.
Schafer, Vice President of Investor Relations, +1-972-444-4912, or sschafer@felcor.com , all of FelCor Lodging Trust Incorporated/